EXHIBIT 10.15

FIFTH AMENDMENT TO LEASE

      This Fifth Amendment to Lease (this “Amendment”) is made as of December 20, 2004 by and between Hub Properties Trust, a Maryland real estate investment trust (“Landlord”), and Brigham Oil & Gas, L.P., a Delaware limited partnership (“Tenant”).

      WHEREAS, Landlord and Tenant are parties to that certain Two Bridgepoint Square Lease Agreement, dated as of September 20,1996, as amended by a First Amendment to Two Bridgepoint Lease Agreement dated April 11, 1997, a Second Amendment to Two Bridgepoint Lease Agreement dated October 13, 1997, a Commencement Date Declaration dated November 26, 1997, a Third Amendment to Two Bridgepoint Lease Agreement dated November, 1998 and a Fourth Amendment to Lease dated February 7, 2002 (as so amended, the “Lease”), pursuant to which Tenant has leased from Landlord certain premises containing a total of 34,327 rentable square feet of space on the fourth and fifth floors of the building known as Two Bridgepoint, located at 6300 Bridgepoint Parkway, Austin, Travis County, Texas, as more particularly described in the Lease; and

      WHEREAS, the Term of the Lease is scheduled to expire on June 30, 2007; and

      WHEREAS, Landlord and Tenant desire to extend the Term of the Lease upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing and for other consideration the mutual receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

      1. Capitalized terms not otherwise defined in this Amendment shall have the meaning attributed to such terms in the Lease.

      2. Section 2.01 of the Lease is amended to provide that the Term of the Lease is extended for a period of five (5) years and that the Expiration Date is June 30, 2012.

      3. Section 3.01 of the Lease is amended to provide that the Base Rent for the Premises for the portion of the Term of the Lease commencing on January 1, 2005 shall be as follows:

	Rate per
	square foot			Additional	Total
	rentable area	Annual	Monthly	Monthly	Monthly
Period	net annum	Base Rent	Base Rent	Base Rent	Base Rent
01/01/05 — 12/31/05	$18.50	$635,049.50	$52,920.79	$4,743.48	$57,664.27
01/01/06 — 12/31/06	$19.00	$652,213.00	$54,351.08	$4,743.48	$59,094.56
01/01/07 — 06/30/07	$19.50	$669,376.50	$55,781.37	$4,743.48	$60,524.85
07/01/07 — 12/31/07	$19.50	$669,376.50	$55,781.37	$0	$55,781.37
01/01/08 — 12/31/08	$20.00	$686,540.00	$57,211.67	$0	$57,211.67
01/01/09 — 12/31/09	$20.50	$703,703.50	$58,641.96	$0	$58,641.96
01/01/10 — 12/31/10	$21.00	$720,867.00	$60,072.25	$0	$60,072.25
01/01/11 — 12/31/11	$21.50	$738,030.50	$61,502.54	$0	$61,502.54
01/01/12 — 06/30/12	$22.00	$755,194.00	$62,932.83	$0	$62,932.83

      4. Section 3.02 of the Lease is amended to provide that the Expense Stop for the portion of the Term of the Lease commencing on January 1, 2005 shall be the amount of Operating Expenses of the Building for calendar year 2005.

      5. Tenant currently occupies the Premises and agrees to accept the Premises in their “as is” condition as of the date of this Amendment.

      Provided this Lease is then in full force and effect, Landlord will provide Tenant with an improvement allowance (the “Landlord’s Contribution”) as hereinafter provided equal to the lesser of (i) $343,270 (the “Maximum Contribution”), or (ii) the third-party costs paid or incurred by Tenant to design and construct alterations and improvements to the Premises after the date of this Amendment (hereinafter, “Tenant’s Work”), including the fees and reimbursable expenses of Tenant’s independent architectural and engineering professionals; all contractor charges for labor, materials, general conditions and contractor’s overhead and profit; all permitting fees; and the fee of any independent construction manager.

      Tenant’s Work and Tenant’s contractors and technicians shall be subject to Landlord’s approval as provided in Section 6.01 of the Lease and the Rules and Regulations, and Tenant’s Work shall be performed in accordance with the provisions of said Section 6.01, the Rules and Regulations and all other provisions of the Lease applicable thereto.

      Tenant may request payment of Landlord’s Contribution in installments, but not more often than once per month. Each request for payment of any part of Landlord’s Contribution (hereinafter a “Requisition”) shall be for alterations or improvements that are substantially complete and shall include (i) a reasonably detailed description of the items of Tenant’s Work covered by the Requisition, (ii) a breakdown of the costs of Tenant’s Work covered by the Requisition with copies of invoices from Tenant’s contractors, architects, suppliers and others, as applicable, substantiating such costs, (iii) executed waivers of mechanic’s or material supplier’s liens (in such form as Landlord shall reasonably require) waiving, releasing and relinquishing all liens, claims and rights to lien under applicable laws on account of any labor, materials and/or equipment furnished by such party through the date of the Requisition (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the requisition), and (iv) a certification by an appropriate officer of Tenant that Tenant has made full payment of all of the costs of Tenant’s Work covered by the prior Requisitions paid by Landlord. Landlord shall pay each Requisition to Tenant within thirty (30) days after Landlord’s receipt of such Requisition with all required supporting documentation unless, within such period, Landlord notifies Tenant of its rejection of all or part of such Requisition as a result of

Tenant’s failure to comply with the requirements of this Paragraph 5 specifying the reasons therefore, and, if Landlord so notifies Tenant, then upon reasonable satisfaction of such objections, Landlord shall pay any amount withheld within ten (10) days.

      Notwithstanding any provision of this Paragraph 5 to the contrary, Landlord shall have no obligation to pay any Requisition submitted later than December 31, 2008 or at any time during which Tenant shall be in default of any of its obligations under the Lease.

      6. Section 2.03 and Exhibit E of the Lease are deleted. Said Section 2.03 is replaced with the following:

        So long as this Lease is still in full force and effect, and Brigham Oil & Gas, L.P. (or any successor by merger or reorganization, or any parent or subsidiary of such Tenant) shall actually occupy the entire Premises except for any portion thereof that is then occupied by Vision Flow, Inc. or Media Excel, Inc. pursuant to either the Sublease dated August 1, 2003 between Tenant and Vision Flow, Inc. and Media Excel, Inc., or the Sublease dated November 19, 2004 between Tenant and Media Excel, Inc. (the “Subleases”) (or Landlord, in its sole discretion, at any time shall elect to waive such conditions), Tenant shall have the right to extend the term of this Lease for one (1) additional period (the “Extended Term”) of five (5) years. The Extended Term shall commence on July 1, 2012 and shall expire on June 30, 2017. All of the terms, covenants and provisions of this Lease applicable immediately prior to the commencement of the Extended Term shall apply to each the Extended Term except that (i) the Base Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided, and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term.

        If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice of its election ( the “Option Notice”) not later than one year, nor sooner than twenty-four (24) months, prior to the commencement of the Extended Term. The Option Notice shall request Landlord’s determination of Market Rate within thirty (30) days and shall apply to the entire Premises and shall be unconditional and irrevocable by Tenant. If Tenant fails to give the Option Notice to Landlord, the Term of this Lease shall automatically terminate no later than the last day of the current Term, and Tenant shall have no further option to extend the Term of this Lease, it being agreed that time is of the essence with respect to the giving of the Option Notice. If Tenant shall extend the Term hereof pursuant to the provisions of this Section, such extension shall be automatically effected without the execution of any additional documents, but Landlord and Tenant shall, at the request of either, execute an amendment to this Lease confirming the Base Rent for the Extended Term.

        As used. in this Section, “Market Rate” shall mean a fair market fixed rent (which may include periodic adjustments) for the Premises for the Extended Term commensurate with the fixed annual rents then being charged in the Building and in comparable office buildings located in the vicinity of the Building for comparable premises under leases for a similar term, taking into account all relevant factors (determined as set forth below).

        Landlord shall give Tenant Landlord’s Notice not later than thirty (30) days after Tenant gives an Option Notice. If Tenant disagrees with the Market Rate designated in Landlord’s Notice, Tenant shall notify Landlord of such disagreement and of Tenant’s designation of the Market Rate by notice given not later than fifteen (15) days after the giving of Landlord’s Notice, and if Tenant fails to so notify Landlord then the Market Rate shall be as designated in Landlord’s Notice, and such designation shall be final and conclusive. If Tenant notifies Landlord that it disagrees with Landlord’s designation of the Market Rate and the parties cannot agree upon the Market Rate by the date that is sixty (60) days following Landlord’s Notice, then either (i) Tenant may withdraw and cancel its Option Notice by notice given to Landlord not later than five (5) days after the expiration of such sixty (60) day period (time being of the essence), in which case the Option Notice shall be null, void and of no effect and the Term of this Lease shall expire as if the Option Notice had never been given, or (ii) the Market Rate shall be submitted to appraisal as follows: Within fifteen (15) days after the expiration of such sixty (60) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen; provided, however, if only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall determine the Market Rate for the Extend Term as herein provided. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section, they shall together appoint a third appraiser.

        If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the nearest office of the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Market Rate to the other two appraisers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

        Each of the appraisers selected as herein provided shall be a licensed commercial real estate broker who specializes in leasing office space and who has not less than ten (10) years’ experience representing landlords and/or tenants in the leasing of premises comparable to the Premises at buildings comparable to the Building in Austin, Texas. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

        Both appraisers or a majority of them (or the sole appraiser, if applicable) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume that, subject to the provisions of Section 8.01, in the event the Premises are destroyed or damaged by fire or other casualty prior to the commencement of the applicable Extended Term, they have been fully restored. The appraisers shall also take into consideration any increases or possible increases in rent then being included in leases for comparable space in the Building or in comparable buildings based on changes in price indices, including cost of living, or other similar increases or periodic market rental adjustments. In rendering such decision and award, the appraiser(s) shall consider the fair market annual rents (as the same may increase over time) then being charged for comparable space in comparable buildings in the greater Austin area, but shall not modify the provisions of this Lease.

        If the dispute between the parties as to the Market Rate has not been resolved before the commencement of the Extended Term, then Tenant shall pay the Base Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Base Rent to Landlord, or Landlord shall refund any overpayment of the Base Rent to Tenant.

        Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

      7. Sections 2.04 and Exhibit F of the Lease are deleted. Said Section 2.04 is replaced with the following.

        So long as (i) this Lease is still in full force and effect, (ii) there then exists no Default of Tenant, and (iii) Brigham Oil and Gas, L.P. (or any successor by merger or reorganization, or any subsidiary or parent) shall actually occupy the entire Premises except for any portion thereof that is then occupied by Vision Flow, Inc. or Media Excel, Inc. pursuant either of the Subleases (or Landlord, in its sole discretion, at any time shall elect to waive such conditions), then if at any time after January 1, 2005, Suite 400 and/or Suite 420 of the Building, which are substantially as outlined on Exhibit A-4 (collectively, the “ROFO Space”) shall become available for lease by Landlord, Landlord shall notify Tenant of the Suite(s) so available (the “Offered Space”), together with the rental rate and other terms and conditions (collectively, the “Terms”) under which in good faith Landlord intends to offer the Offered Space to third parties (which may include a term whose expiration date is not co-terminous with the term applicable to the space then constituting the Premises demised hereunder) and the date on which the Offered Space is expected to be available, and Tenant may, by giving notice to Landlord within five (5) business days (i.e., weekdays that are not normal business holidays as defined in Section 5.01 of the Lease) after receipt of such notice, irrevocably elect to lease all, but not less than all, of the

Offered Space on the Terms. If Tenant shall have so elected to lease the Offered Space, it shall enter into an amendment to this Lease, in a commercially reasonable form prepared by Landlord, within ten (10) business days after it shall have received the same from Landlord, confirming the lease of the Offered Space to Tenant on the Terms. If Tenant shall not elect to lease the Offered Space within the aforesaid five (5) business-day period, then Landlord shall thereafter for the next twelve (12) month period (after which if Landlord shall still desire to lease such space the first sentence of this Section 2.04 shall again apply) be free to lease any or all of such Offered Space to a third party or parties from time to time on such terms and conditions as it may deem appropriate (unless the fixed rent under such lease, taking into account any rent concessions, shall be at least ten percent (10%) less than that included in the Terms, in which case before Landlord may enter into such a lease Landlord shall again comply with the provisions set forth above), it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this paragraph.

        Notwithstanding any provision or exhibit to the Lease to the contrary, Landlord and Tenant agree that (i) the portion of the Premises located on the fourth floor of the Building designated as Suite 410 in Exhibit A-4 is deemed to contain 14,176 rentable square feet of space, (ii) Suite 400 is deemed to contain 2,967 rentable square feet of space, (iii) Suite 420 is deemed to contain 2,731 rentable square feet of space, and (iv) in the event that the Premises shall, at any time, include all of Suites 410, Suite 400 and 420, then the portion of the Premises located on the fourth floor of the Building shall be deemed to contain a total of 19,514 rentable square feet of space.

        The provisions of this Section shall not apply, and space shall not be deemed “available for lease” hereunder if Landlord shall intend to renew or extend the lease with (or grant a new lease to) the entity (or any party affiliated with such entity) then occupying such space.

      8. Section 2.05 and Exhibit G of the Lease are deleted.

      9. Section 2.06 of the Lease is deleted and replaced with the following;

        Provided that Tenant is not in default beyond applicable cure periods at the time it gives Landlord notice exercising the option herein granted (or Landlord in its sole discretion at any time shall elect to waive such condition), then if Tenant and all of its subsidiaries and all affiliates (but not individuals) of Tenant shall intend to cease to conduct business in Travis County Texas and in all adjacent counties by the Early Termination Date (hereinafter defined) for a valid business purpose and not for the principal purpose of exercising Tenant’s termination rights hereunder, Tenant may terminate the Term of this Lease by giving notice of its election to terminate to Landlord accompanied by a certification from Tenant’s Chief Financial Officer of the foregoing intention and payment of the Termination Fee (as hereinafter defined). In the event Tenant gives such notice, the Term of the Lease shall terminate on the date (the “Early Termination Date”) that is nine (9) months after the date Landlord receives such notice. Tenant shall pay to Landlord a termination fee (the “Termination Fee”), contemporaneously with the giving of such notice and certification, equal to the sum of the following:

        (a) the unamortized portion (as of the Early Termination Date) of (i) the Maximum Contribution (as defined in paragraph 5 of the Fifth Amendment to Lease), (ii) the $144,173 brokerage commission incurred by Landlord in connection with this Amendment, and (iii) the actual, third-party legal fees paid by Landlord in connection with this Amendment (but in no event more than $6,000), such amounts to be amortized over the portion of the Term commencing January 1, 2005 and expiring June 30, 2012, with interest at the rate of 10% per annum; plus

        (b) with respect to any additional space in the Building leased by Tenant after the date of the Fifth Amendment to Lease, the unamortized portion (as of the Early Termination Date) of the sum of the following costs and expenses with respect to such additional space: (i) the value of any free or abated Rent, (ii) any contribution made by Landlord to Tenant toward the cost of designing or constructing leasehold improvements and/or for moving or other costs incurred by Tenant and the cost of any leasehold improvements performed by Landlord for Tenant, (iii) any brokerage commissions paid by Landlord in connection with the leasing of such additional space, and (iv) the legal fees paid by Landlord in connection with the leasing of such additional space, such amounts to be amortized over the Term of the Lease applicable to the additional space with interest at the rate of 10% per annum.

        Landlord may, in its sole discretion, elect to treat any notice of termination which is not accompanied by either or both the certification or Termination Fee as null and void or as effective to terminate the Term as of the date nine (9) months after Landlord’s receipt thereof (while not discharging Tenant from its obligation to pay the Termination Fee).

      10. Tenant warrants and represents that it has dealt with no broker in connection with the execution of this Amendment other than The Staubach Company of Central Texas, LLC, whose commissions will be paid by Landlord, and Tenant agrees to indemnify and hold Landlord harmless from and against any and all brokerage claims from any other brokers with whom Tenant may have dealt in connection with this Amendment.

      11. Tenant represents that it has not assigned the Lease and that the Premises are not subject to any subleases except for the Subleases.

      12. Exhibit A-4 to this Amendment is added to the Lease as Exhibit A-4 of the Lease. Exhibit A-4 replaces all prior floor plans of the fourth floor of the Building.

      13. As amended hereby, the Lease is hereby ratified and confirmed.

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      IN WITNESS WHEREOF, the parties have hereto executed this Amendment as of the date first above appearing.

LANDLORD: HUB PROPERTIES TRUST
By:	/s/ Jennifer B. Clark
Jennifer B. Clark
	Title:	Sr. Vice President

TENANT: BRIGHAM OIL & GAS, L.P.
By:	/s/ David T. Brigham
	Name:	David T. Brigham
	Title:	Executive Vice President